SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: August 31, 2007

(Date of earliest event reported)

First Regional Bancorp
(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1801 Century Park East, Suite 800
Los Angeles, California  90067
(Address of principal executive offices, including zip code)

(310) 552-1776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 31, 2007, First Regional Bancorp entered into a pre-arranged stock trading plan to repurchase shares of its common stock pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  The plan will allow First Regional to continue to repurchase shares of its stock throughout its black-out period, which began September 1, 2007.  The 10b5-1 plan was adopted during an open trading window under the Company’s policy regarding insider trading, and provides for the purchase of a limited number of First Regional Bancorp shares in accordance with the applicable terms and conditions set forth in the plan.

All such share repurchases are to be made under First Regional’s previously announced share repurchase program, adopted July 30, 2007, by which the company is authorized to repurchase up to 1,000,000 shares, or approximately 8% of its outstanding common stock, over the twelve month period from July 30, 2007 through July 30, 2008.  Under the share repurchase program, First Regional will purchase shares from time to time in the open market, depending on market price and other considerations.  Any such repurchased shares are expected to be retired.  The repurchase program is intended to be structured to conform with the safe harbor provisions of Securities and Exchange Commission Rule 10b-18.

Rule 10b5-1 allows issuers and corporate insiders to enter into pre-arranged stock trading plans when they are not in possession of material non-public information about the company.  All such purchases of shares will be publicly disclosed in filings with the Securities and Exchange Commission.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2007

FIRST REGIONAL BANCORP

By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary